                                                                  EXHIBIT 10(c)

                             RETENTION AGREEMENT
                             -------------------


         AGREEMENT by and between Solutia Inc., a Delaware corporation (the "Company"), and John C. Hunter III (the "Executive"), dated as of the 30th day of June, 2003 (the "Effective Date").

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive over the next 30-month period. The Board believes it is imperative to retain the Executive's services as Chief Executive Officer of the Company or else the Company would suffer substantial harm and additional costs to replace the Executive if he were to terminate his employment with the Company. To induce the Executive to continue to serve the Company over the next 30 months, the Company will provide the Executive with a cash retention payment, payable in installments. It is the Board's judgment that such a retention arrangement is in the best interest of the Company, its shareholders, and its creditors, and is consistent with the desire of the Board to maximize the value of the Company. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

               NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. Retention Payment. Within 5 days of the 12-month anniversary of
            -----------------
the Effective Date, the Company shall pay to the Executive a cash payment equal to 100% of his base salary as of the Effective Date if he is employed by the Company on such anniversary date. Within 5 days of the 24-month anniversary of the Effective Date, the Company shall pay to the Executive a cash payment equal to 100% of his base salary as of the Effective Date if he is employed by the Company on such anniversary date. Within 5 days of the 30-month anniversary of the Effective Date, the Company shall pay to the Executive a cash payment equal to 50% of his base salary as of the Effective Date if he is employed by the Company on such anniversary date.

         2. Termination of Employment.
            -------------------------

            (a) If, prior to the 30-month anniversary of the Effective Date, the Executive's employment is terminated by the Company without Cause (as defined below) or is terminated by the Executive for Good Reason (as defined below), the Company shall continue to pay to the Executive the retention payments in accordance with Section 1 above as if the Executive's employment had not been terminated by the Company without Cause or by the Executive for Good Reason; provided, however, that such retention payments will not be made if the Executive materially violates any provision of this Agreement or any provision of any other agreement he has entered into with the Company relating to the Executive's promises with respect to confidentiality, competitive activity against the Company, solicitation of the Company's employees, or ideas, inventions or discoveries that belong to the Company.

            (b) If, prior to the 30-month anniversary of the Effective
Date, the Executive's employment is terminated due to the death or Disability of the Executive, the Company shall pay to the Executive or his estate, as applicable, within a reasonable period of time following the date of death or the termination of employment, as the case may be, a cash payment equal to (x) 250% of his base salary as of the Effective Date multiplied by (y) a fraction the numerator of which is equal to the number of full months that the Executive was employed by the Company following the Effective Date and the denominator of which is equal to 30, less (z) the amount of all payments already made under Section 1 above.

            (c) Definition of Cause. For purposes of this Agreement,
                -------------------
"Cause" shall mean:

                (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties; or

                (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

            (d) Definition of Good Reason. For purposes of this Agreement,
                -------------------------
 "Good Reason" shall mean:

                (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position as of the Effective Date (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                (ii) any failure by the Company to comply with any of the provisions of Section 1 above or Section 3 below, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

                (iii) the Company's requiring the Executive to be based at any office or location other than the office at which the Executive is based as of the Effective Date or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date, unless the Executive is on international assignment on the Effective Date and the relocation is as a result of the Executive's being repatriated pursuant to the terms of his international assignment agreement as in effect before the Effective Date.

For purposes of this Section 2(d), any good faith determination of Good Reason made by the Executive shall be conclusive.

            (e) Definition of Disability. For purposes of this
                ------------------------
Agreement, "Disability" shall mean a "disability" as such term is defined under the Company's long-term disability plan, program or arrangement applicable to the Executive as in effect on the date the disability first occurs.

            (f) Notice of Termination. Any termination by the Company
                ---------------------
for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with
Section 8(b) below. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

            (g) Date of Termination. For purposes of this Agreement,
                -------------------
"Date of Termination" means if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be.

         3. Letter of Credit. In order to ensure the benefits intended to
            ----------------
be provided to the Executive under this Agreement, the Company shall promptly use its best efforts to secure an irrevocable standby letter of credit for the benefit of the Executive issued by Commerce Bank or another bank having combined capital and surplus in excess of $500 million (the "Letter of Credit"). The Company shall pay all amounts and take all action necessary to establish and maintain the Letter of Credit during the 30-month period following the Effective Date.

Following the Company's complete discharge of its obligations under this Agreement, the Letter of Credit shall be terminated or not renewed.

         4. Non-exclusivity of Rights. Nothing in this Agreement shall
            -------------------------
prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to
Section 9(g) below, shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         5. Full Settlement; Legal Fees. The Company's obligation to make
            ---------------------------
the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. Notwithstanding anything contained in this Agreement to the contrary, the Executive agrees that any payments made to the Executive by the Company in accordance with Section 6 of the Employment Agreement by and between the Company and the Executive dated February 28, 1998, as amended from time to time, shall be reduced by an amount equal to the difference of (A) 250% of his base salary as of the Effective Date less (B) the result of (x) 250% of his base salary as of the Effective Date multiplied by (y) a fraction the numerator of which is equal to the number of full and partial months remaining in the 30-month period following the Effective Date as of the date of the termination of the executive's employment with the Company and the denominator of which is equal to 30. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         6. Certain Additional Payments by the Company.
            ------------------------------------------

            (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 6(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

            (b) Subject to the provisions of Section 6(c) below, all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change of control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this
Section 6, shall be paid by the Company to the Executive within 5 days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 6(c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                (i) give the Company any information reasonably requested by the Company relating to such claim,

                (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 6(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 6(c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(c) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         7. Confidential Information. As used herein, "Confidential
            ------------------------
Information" means all technical and business information of the Company and its subsidiaries, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by the Executive (alone or with others) or to which the Executive has had access during the Executive's employment. "Confidential Information" shall also include confidential evaluations of, and the confidential use or non-use by the Company or any subsidiary of, technical or business information in the public domain. The Executive shall use the Executive's best efforts and diligence both during and after employment by the Company to protect the confidential, trade secret and/or proprietary character of all Confidential Information. The Executive shall not, directly or indirectly, use (for the Executive or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of the Executive's duties with the Company. The Executive shall deliver promptly to the Company, at the termination of the Executive's employment, or at any other time at the Company's request, without retaining any copies, all documents and other material in the Executive's possession relating, directly or indirectly, to any Confidential Information. Each of the Executive's obligations in this Section 7 shall also apply to the confidential, trade secret and proprietary information learned or acquired by the Executive during the Executive's employment from others with whom the Company or any subsidiary has a business relationship. The Executive understands that the Executive is not to disclose to the Company or any subsidiary, or use for its benefit, any of the confidential, trade secret or proprietary information of others, including any of the Executive's former employers. In no event shall an asserted violation of the provisions of this
Section 7 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         8. Successors.
            ----------

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         9. Miscellaneous.
            -------------

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive: John C. Hunter III
                              1508 Highland Valley Circle
                              Chesterfield, Missouri 63005

         If to the Company:   Jeffry N. Quinn, Esq.
                              Senior Vice President, Secretary & General Counsel
                              Solutia Inc.
                              P.O. Box 66760
                              St. Louis, Missouri 63166-6760

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) This Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

            (e) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

            (f) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

            (g) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and the Executive's employment may be terminated by either the Executive or the Company at any time. From and after the Effective Date this Agreement shall have no effect on the Executive's rights under any plan, program, policy or practice provided by the Company or any of its affiliated companies.


         IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                  /s/ John C. Hunter III
                                  --------------------------
                                  John C. Hunter III




                                  SOLUTIA INC.

                                  By: /s/ Jeffry N. Quinn
                                     -----------------------
                                     Jeffry N. Quinn

                                  Its: Senior Vice President and
                                       General Counsel